EX-99.77Q1 OTHR EXHB
SUB-ITEM 77Q1(e):  COPIES OF ANY NEW OR AMENDED REGISTRANT INVESTMENT ADVISORY
CONTRACTS

Form of Management Agreement, between LoCorr Investment Trust (the "Trust") and
LoCorr Fund Management, LLC, is filed herewith.

Sub-Advisory Agreement, between LoCorr Fund Management, LLC and Kettle Hill
Capital Management, LLC, with respect to the LoCorr Long/Short Equity Fund, dated
July 29, 2015, is filed herewith.

Form of Sub-Advisory Agreement, between LoCorr Fund Management, LLC and
Graham Capital Management, L.P., with respect to the LoCorr Managed Futures Strategy
Fund, is filed herewith.

Form of Sub-Advisory Agreement, between LoCorr Fund Management, LLC and
Millburn Ridgefield Corporation, with respect to the LoCorr Managed Futures Strategy
Fund, is filed herewith.

Form of Sub-Advisory Agreement, between LoCorr Fund Management, LLC and
Revolution Capital Management, LLC, with respect to the LoCorr Managed Futures
Strategy Fund, is filed herewith.